EXHIBIT 5.1
                      Patterson, Belknap, Webb & Tyler LLP

                           1133 Avenue of the Americas
                             New York, NY 10036-6710
                                  212-336-2000

Christopher C. Angell          Robert W. Lehrburger       Of Counsel
Douglas E. Barzelay            Jeffrey I.D. Lewis
Susan F. Bloom                 Robert P. LoBue            Harold R. Tyler, Jr.
Henry P. Bubel                 Ellen M. Martin            __________
William F. Cavanaugh, Jr.      Maureen W. McCarthy
Lisa E. Cleary                 Thomas C. Morrison         Herbert H. Chaice
John Delli Venneri             Bernard F. O'Hare          Robert H. M. Ferguson
John M. DiMatteo               Peter J. Pettibone         Michael Finkelstein
Gregory L. Diskant             Thomas W. Pippert          George S. Frazza
David F. Dobbins               Andrew D. Schau            Robert M. Pennoyer
David W. Dykhouse              John E. Schmeltzer, III    Robert B. Shea
Robert J. Egan                 John P. Schmitt            C. Sidamon-Eristoff
Philip R. Forlenza             Stephen W. Schwarz         Ira T. Wender, P.C.
Eugene M. Gelernter            Arthur D. Sederbaum        _________
Alan Gettner                   Karl E. Seib, Jr.
David M. Glaser                Saul B. Shapiro            Fax
Antonia M. Grumbach            Richard R. Upton           212-336-2222
Scott Horton                   William W. Weisner
Rochelle Korman                John D. Winter
Jeffrey E. LaGueux             Stephen P. Younger
Kim J. Landsman                Steven A. Zalesin


                                                                  March 31, 1999


Compositech Ltd.
120 Ricefield Lane
Hauppauge, NY 11788

Dear Sirs:

     We refer to the Registration Statement on Form S-3 (the "Registration Statement") being filed by Compositech Ltd., a Delaware corporation ("Compositech" or the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company as described below: (i) 1,633,657 shares of issued and outstanding Common Stock (the "Shares"); (ii) 475,635 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $1.125 per share (the "$1.125 Warrants");
(iii) 36,855 shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants with an exercise price of $2.035 per share (the "$2.035 Warrants"); (iv) 36,532 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $2.053 per share (the "$2.053 Warrants"); (v) 275,040 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $2.125 per share (the "$2.125 Warrants"); (vi) 400,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $1.25 per share (the "$1.25 Warrants"); (vii) 75,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $2.6125 per share (the "$2.6125 Warrants"); (viii) 36,000 shares of Common Stock issuable upon the exercise of Common Stock Purchase Warrants with an exercise price of $3.00 per share (the "$3.00 Warrants," collectively with the $1.125 Warrants, the $2.035 Warrants, the $2.053 Warrants, the $2.125 Warrants, the $1.25 Warrants and the $2.6125 Warrants, the "Warrants"). You have requested that we furnish our opinion as to the matters set forth below.

     In this connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have considered necessary or advisable for the purpose of this opinion. We have relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have not independently verified such information and assumptions. We express no opinion as to the law of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.

     Subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and are validly issued, fully paid and nonassessable and
(ii) the shares of Common Stock issuable upon exercise of the Warrants have been duly authorized and, upon delivery and payment therefor pursuant to the respective terms of the Warrants, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm which appears in the Prospectus constituting a part thereof under the caption "Legal Opinions." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                Very truly yours,

                                PATTERSON, BELKNAP, WEBB & TYLER LLP


                                By: /s/ Edward F. Cox
                                    --------------------------------